Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199843

May 13, 2015

Quintiles Announces Launch of Secondary Public Offering

and Repurchase of Common Stock

Research Triangle Park, NC, May 13, 2015 – Quintiles Transnational Holdings Inc. (“Quintiles”) (NYSE: Q) announced today the launch of an underwritten, secondary public offering of 11,855,050 shares of its common stock by certain of its existing shareholders, including investment funds associated with Bain Capital Investors, LLC, affiliates of TPG Global, LLC, affiliates of 3i Corporation, Temasek Life Sciences Private Limited and Dennis Gillings, CBE, and his affiliates (the “Selling Shareholders”), of which Quintiles intends to repurchase from the underwriters a number of shares having an aggregate value of approximately $250 million. Quintiles is not offering any stock in this transaction and will not receive any proceeds from the sale of the shares by the Selling Shareholders in this offering.

Quintiles’ per-share purchase price for the repurchased shares will be the same as the per-share purchase price payable by the underwriters to the Selling Shareholders. Quintiles expects to fund the share repurchase with cash on hand. The repurchase is subject to completion of the offering.

Barclays and Citigroup are acting as the joint bookrunners for this offering.

An automatic shelf registration statement (including a prospectus) relating to the offering of common stock was filed with the Securities and Exchange Commission (SEC) on November 4, 2014 and became effective upon filing. Before you invest, you should read the registration statement, prospectus and other documents Quintiles has made available with the SEC for information about Quintiles and the offering. You may obtain these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and accompanying prospectus supplement, when available, may be obtained from: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717 (Tel: 888-603-5847) Barclaysprospectus@broadridge.com or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect, among other things, our current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Actual results may differ materially from our expectations due to a number of factors, including that completion of the proposed offering and share repurchase may be impacted by risks and uncertainties associated with market conditions, most of our contracts may be terminated on short notice, we may be unable to maintain large customer contracts or to enter into new contracts, we may under price our contracts or overrun our cost estimates, or fail to receive approval for or experience delays in documenting change orders, the historical indications of the relationship of our backlog to revenues may not be indicative of their future relationship, we may be unable to maintain information systems or effectively update them, customer or therapeutic concentration could harm our business, we operate in complex and changing regulatory and international environments, including economic, political and other risks such as compliance with a myriad of laws and regulations, complications from conducting clinical trials in multiple countries simultaneously and changes in exchange rates, we may be unable to successfully identify, acquire and integrate businesses, services and technologies, and we have substantial indebtedness and may incur additional indebtedness in the future, which could adversely affect our financial condition. For a further discussion of the risks relating to our business, see the “Risk Factors” section in our annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 12, 2015, as such factors may be amended or updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Unless legally required, we undertake no obligation to update any forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

About Quintiles

Quintiles (NYSE: Q), a Fortune 500 company, is the world’s largest provider of biopharmaceutical development and commercial outsourcing services. With a network of more than 33,000 employees conducting business in approximately 100 countries, we helped develop or commercialize all of 2014’s top-75 best-selling drugs on the market. Quintiles applies the breadth and depth of our service offerings along with extensive therapeutic, scientific and analytics expertise to help our customers navigate an increasingly complex healthcare environment as they seek to improve efficiency and effectiveness in the delivery of better healthcare outcomes.

Contact:

Quintiles

Phil Bridges, Media Relations (phil.bridges@quintiles.com)

919-998-1653 (office) 919-457-6347 (mobile)

Or

Todd Kasper, Investor Relations (InvestorRelations@quintiles.com) 1-919-998-2590